Exhibit 99.1

News Release Contacts: John Rosenthal: 574-273-9700 Mark Secor: 800-890-2798 Fax: 574-243-9670 E-mail: jrosenthal@sjcb.com msecor@sjcb.com

FOR RELEASE WEDNESDAY, APRIL 28, 2004 @ 4:00 p.m. E.S.T.

St. Joseph Capital Corporation Announces
Total Assets Surpass $300 million for the First Time

Mishawaka, Indiana — April 28, 2004 — Chairman, President, and Chief Executive Officer John Rosenthal today announced that St. Joseph Capital Corporation (Nasdaq SC:SJOE) posted first quarter assets of $305.6 million, an increase of 8.9% compared to March 31, 2003. Net income posted during the first three months of 2004 was $526,000, an increase of 5.0%, compared to $501,000 earned in the same quarter a year ago. Both total assets at March 31, 2004 and net income for the first quarter of 2004 were record highs for the Company. Basic income per common share was flat year over year at $.30 per share since the average number of shares outstanding increased by approximately 52,500 due to the exercise of stock options.

“The first quarter of 2004 was a record quarter for our Company but the interest rate environment during the quarter made it a challenge,” Chairman Rosenthal commented. The growth in interest earning assets allowed for record net interest income for the first quarter but the increase in net interest income was not proportionate to the growth in earning assets. The net interest margin for the three months ended March 31, 2004 was 3.02% compared to a net interest margin during the same period in 2003 of 3.45%. Management has shifted the make-up of the balance sheet over the last year to reposition the Company to a more asset sensitive position in anticipation of increasing interest rates.

Net loans grew by $27.0 million or 13.6% year over year and reached $225.9 million at March 31, 2004. For the quarter, the increase in net loans was somewhat modest compared to the Company’s historic quarterly loan growth. Net loans grew by $2.9 million since December 31, 2003 while cash and securities available for sale increased by $13.4 million during the same period. The loan portfolio remained fully performing with no past due or non-accrual loans. Furthermore, there were no loan charge-offs again this quarter. The consistently strong asset quality combined with lower loan growth allowed the Company to expense a lower provision for possible loan losses of $44,000 for the first three months of 2004 compared to $77,000 for the same period in 2003.

Chairman Rosenthal stated, “St. Joseph Capital is a successful, growing community bank. At times, there will be differences between loan growth and the funding that supports this growth. We fully expect that future loan portfolio growth will soon absorb significant portions of the $16.1 million funding increase realized in the first quarter of 2004.”

The increase in salaries and benefits expense experienced in the first quarter was primarily due to the Company adding six new full time employees since March 31, 2003 to facilitate continued growth. Income tax expense decreased from the same period in 2003 primarily due to a tax benefit recognized for the exercise and then subsequent sale of employee stock options.

The Company’s book value per share continued to increase during the first quarter of 2004 to $14.60 compared to $14.19 at December 31, 2003. This is attributed to total shareholders equity increasing by $1.1 million in the first quarter. This increase was the result of net income of $526,000 recorded during the first three months of 2004, $328,000 primarily from the exercise of stock options, and a $276,000 increase in the mark-to-market adjustment for securities available for sale. A detailed review of St. Joseph Capital Corporation’s performance is included with this release.

St. Joseph Capital Corporation is a bank holding company whose headquarters are located in Mishawaka, Indiana. Its primary operating subsidiary, St. Joseph Capital Bank, provides a broad array of banking services to businesses and individuals in the Michiana area. St. Joseph Capital Bank employs numerous delivery channels for their financial services including a unique courier service and electronic banking accessed via their website, www.sjcb.com. St. Joseph Capital Bank is a member of the Federal Deposit Insurance Corporation.

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SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by St. Joseph Capital Corporation with the Securities and Exchange Commission. St. Joseph Capital Corporation undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

ST. JOSEPH CAPITAL CORPORATION
Selected Quarterly Consolidated Financial Data (Unaudited)

	(In thousands)
	March 31,	December 31,	September 30,	June 30,	March 31,
Summary of Financial Condition:	2004	2003	2003	2003	2003
Total assets	$305,558	$288,258	$265,212	$271,512	$280,563
Total cash and cash equivalents	22,425	35,429	13,979	21,966	34,137
Securities available for sale	50,590	24,134	32,384	39,968	42,206
Loans receivable, net of allowance for loan losses	225,913	222,974	212,953	204,157	198,946
Allowance for loan losses	3,361	3,317	3,223	3,129	3,067
Total deposits	208,929	207,282	182,311	194,981	201,472
FHLB advances and other debt	49,520	49,520	46,520	39,070	41,570
Total shareholders’ equity	25,295	24,235	23,144	23,194	22,535
Average shareholders’ equity	24,739	23,630	23,102	22,781	22,466
Average total assets	307,467	268,363	269,756	266,837	267,122

	(Dollars in thousands, except per share data)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Summary of Operating Results:	2004	2003	2003	2003	2003
Total interest income	$3,343	$3,158	$3,160	$3,157	$3,219
Total interest expense	1,179	1,080	1,005	1,123	1,162

Net interest income	2,164	2,078	2,155	2,034	2,057
Provision for loan losses	44	94	94	62	77
Total noninterest income	207	224	235	160	114
Total noninterest expense	1,569	1,398	1,791	1,353	1,320

Income before income taxes	758	810	505	779	774
Income tax expense	232	295	204	271	273

Net income	$526	$515	$301	$508	$501

Supplemental Data:
Return on average total assets	0.69%	0.76%	0.44%	0.76%	0.76%
Return on average shareholders’ equity	8.55%	8.65%	5.17%	8.94%	9.04%
Net interest rate spread	2.75%	3.11%	3.24%	3.14%	3.20%
Net yield on average interest-earning assets	3.02%	3.48%	3.56%	3.43%	3.45%
Net interest income to noninterest expenses	137.92%	148.64%	120.32%	150.33%	155.83%
Average shareholders’ equity to average total assets	8.05%	8.81%	8.56%	8.54%	8.41%
Average interest-earning assets to average interest-bearing liabilities	116.90%	117.62%	115.34%	113.81%	113.16%
Nonperforming assets to total assets	$0.00	$0.00	$0.00	$0.00	$0.00
Nonperforming loans to total loans receivable	0.00%	0.00%	0.00%	0.00%	0.00%
Allowance for loan losses to total loans receivable	1.47%	1.47%	1.49%	1.51%	1.52%
Allowance for loan losses to non-performing loans receivable	—%	—%	—%	—%	—%
Basic income per common share	$0.30	$0.30	$0.18	$0.30	$0.30
Diluted income per common share	$0.29	$0.29	$0.17	$0.29	$0.29
Dividends declared per common share	$0.04	$—	$—	$—	$—
Book value per common share	$14.60	$14.19	$13.78	$13.81	$13.42
Number of offices	1	1	1	1	1

ST. JOSEPH CAPITAL CORPORATION
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31, 2004	March 31, 2003
Interest income
Loans, including fees	$2,881	$2,787
Securities and other interest income	462	432

	3,343	3,219
Interest expense
Deposits	612	633
Securities sold under agreements to repurchase and other borrowings	567	529

	1,179	1,162

Net interest income	2,164	2,057
Provision for loan losses	44	77

Net interest income after provision for loan losses	2,120	1,980
Noninterest income
Gain on sales of securities available for sale, net	77	—
Other noninterest income	130	114

	207	114
Noninterest expense
Employee compensation and benefits	1,057	886
Stock option expense	26	15
Occupancy and equipment expense	99	102
Other expense	387	317

	1,569	1,320

Income before income taxes	758	774
Income tax expense	232	273

Net income	$526	$501

Basic income per common share	$.30	$.30

Diluted income per common share	$.29	$.29

ST. JOSEPH CAPITAL CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2004	March 31, 2003
ASSETS
Total cash and cash equivalents	$22,425	$34,137
Securities available for sale	50,590	42,206
Federal Home Loan Bank (FHLB) stock	2,354	2,154
Loans receivable	229,274	202,013
Allowance for loan losses	3,361	3,067

Loans receivable, net	225,913	198,946
Premises and equipment, net	1,366	1,325
Interest receivable and other assets	2,910	1,795

Total assets	$305,558	$280,563

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Total deposits	$208,929	$201,472
Securities sold under agreements to repurchase and other borrowings	20,980	14,598
FHLB Advances	46,520	41,570
Subordinated Debentures	3,000	—
Interest payable and other liabilities	834	388

Total liabilities	280,263	258,028
Total shareholders’ equity	25,295	22,535

Total liabilities and shareholders’ equity	$305,558	$280,563